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Freeport-McMoRan Copper & Gold Inc. Reports
First-Quarter 2009 Results

▪
Net income applicable to common stock for first-quarter 2009 was $43 million, $0.11 per share, compared with net income applicable to common stock of $1.1 billion, $2.64 per share, for first-quarter 2008.

▪
Consolidated sales from mines for first-quarter 2009 totaled 1.0 billion pounds of copper, 545 thousand ounces of gold and 10 million pounds of molybdenum, compared with 911 million pounds of copper, 280 thousand ounces of gold and 20 million pounds of molybdenum for first-quarter 2008.

▪
Consolidated sales from mines are expected to approximate 3.9 billion pounds of copper, 2.3 million ounces of gold and 50 million pounds of molybdenum for the year 2009, including 955 million pounds of copper, 650 thousand ounces of gold and 11 million pounds of molybdenum for second-quarter 2009.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $0.66 per pound for first-quarter 2009 compared with $1.06 per pound in the first quarter of 2008.  Assuming average prices of $900 per ounce for gold and $8 per pound for molybdenum for the remainder of 2009, consolidated unit net cash costs are estimated to average approximately $0.70 per pound for the year 2009.

▪
Operating cash flows totaled a use of $258 million for first-quarter 2009, including $919 million in working capital uses primarily associated with the timing of settlements with customers on prior year provisionally priced sales.  Using estimated sales volumes and assuming average prices of $2.00 per pound for copper, $900 per ounce for gold and $8 per pound for molybdenum for the remainder of 2009, operating cash flows in 2009 would approximate $2.5 billion, net of $0.6 billion in working capital requirements.

▪
Capital expenditures totaled $519 million for first-quarter 2009, with nearly 50 percent related to the initial development of the Tenke Fungurume project, which is nearing completion.  FCX currently expects capital expenditures to approximate $1.3 billion for 2009, including sustaining capital of $0.6 billion and $0.7 billion for major projects.  Capital spending plans continue to be reviewed and may be revised based on market conditions.

▪
Tenke Fungurume produced its first copper cathode in late March 2009.  Construction activities for the initial development project are nearing completion and commissioning activities are under way.  FCX expects to ramp up to full annual capacity approximating 250 million pounds of copper and 18 million pounds of cobalt in the second half of 2009.

▪	Total debt approximated $7.2 billion and consolidated cash was $644 million at March 31, 2009. There were no amounts borrowed under FCX’s $1.5 billion revolving credit facility at March 31, 2009.

▪	In February 2009, FCX sold 26.8 million shares of its common stock at an average price of $28 per share, generating net proceeds of $740 million after fees and expenses.

PHOENIX, AZ, April 22, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported first-quarter 2009 net income applicable to common stock of $43 million, $0.11 per share, compared with net income applicable to common stock of $1.1 billion, $2.64 per share, for the first quarter of 2008.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our first quarter results reflect successful execution of our revised operating plans to reduce costs and capital spending.  The cost performance across our operating sites and particularly in our North America operations reflects the prompt actions by our team to respond to the dramatic change in market conditions which occurred in the fourth quarter of 2008.  Our results also demonstrate the financial strength of our Grasberg operation in Indonesia where our gold revenues completely offset our production costs.  We also achieved important milestones for the initial start up of our Tenke Fungurume project.  We are very pleased with our team’s response to challenging and volatile market conditions.”

SUMMARY FINANCIAL AND OPERATING DATA

	First Quarter
	2009		2008
Financial Data (in millions, except per share amounts)
Revenues	$2,602	[a,b]	$5,672	[a,b]
Operating income	$672	[b,c]	$2,396	[b]
Net Income	$207		$1,505
Net income applicable to common stock[d]	$43	[b,c]	$1,122	[b]
Diluted net income per share of common stock	$0.11	[b,c]	$2.64	[b]
Diluted average common shares outstanding[e]	401		449
Operating cash flows	$(258)[f]		$615	[f]
Capital expenditures	$519		$508

FCX Operating Data
Copper (millions of recoverable pounds)
Production	1,041	880
Sales, excluding purchased metal	1,020	911
Average realized price per pound	$1.72	$3.69
Site production and delivery unit costs[g]	$1.07	$1.47
Unit net cash costs[g]	$0.66	$1.06
Gold (thousands of recoverable ounces)
Production	595	275
Sales, excluding purchased metal	545	280
Average realized price per ounce	$904	$933
Molybdenum (millions of recoverable pounds)
Production	14	18
Sales, excluding purchased metal	10	20
Average realized price per pound	$11.52	$31.67

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 9).

b.
Includes unrealized gains totaling $19 million ($19 million to net income applicable to common stock or $0.05 per share) in first-quarter 2009 and $19 million ($12 million to net income applicable to common stock or $0.03 per share) in first-quarter 2008 on copper derivative contracts entered into in connection with certain of FCX’s sales contracts with its U.S. copper rod customers.  These contracts allow FCX to receive market prices in the month of shipment while the customer pays the fixed price they requested.

c.
Includes charges totaling $31 million ($31 million to net income applicable to common stock or $0.08 per share) associated with adjustments to environmental obligations, $25 million ($22 million to net income applicable to

.
common stock or $0.05 per share) for restructuring and other costs associated with FCX’s revised operating plans and $19 million ($19 million to net income applicable to common stock or $0.05 per share) for lower of cost or market molybdenum inventory adjustments, partly offset by reductions to 2008 incentive compensation costs totaling $33 million ($29 million to net income applicable to common stock or $0.07 per share).

d.	After noncontrolling interests in net income of consolidated subsidiaries and preferred dividends.

e.	For the 2008 quarter, diluted shares reflect the assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock and 6¾% Mandatory Convertible Preferred Stock. See footnote e on page III.

f.	Includes working capital uses of $919 million in first-quarter 2009 and $1.4 billion in first-quarter 2008.

g.
Reflects per pound weighted average site production and delivery unit costs and unit net cash costs, net of by-product credits, for all mines.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

OPERATIONS

Consolidated.  First-quarter 2009 consolidated copper sales of 1.0 billion pounds were 12 percent higher than first-quarter 2008 sales of 911 million pounds and were slightly higher than the prior estimate of 990 million pounds reported on January 26, 2009.  First-quarter 2009 consolidated sales of copper reflect anticipated increased production at Grasberg because of higher ore grades, partially offset by lower sales volumes at North America mines reflecting planned curtailed production rates to reduce production of higher cost volumes.

First-quarter 2009 consolidated gold sales of 545 thousand ounces were nearly two times higher than first-quarter 2008 gold sales of 280 thousand ounces because of higher ore grades at Grasberg.  First-quarter 2009 consolidated sales of gold exceeded previous estimates of 500 thousand ounces.

Consolidated molybdenum sales of 10 million pounds in the first quarter of 2009 were lower than first-quarter 2008 sales of 20 million pounds and our January 2009 estimate of 13 million pounds.  First-quarter 2009 consolidated sales of molybdenum reflected the significant recent decline in molybdenum demand, primarily in the metallurgical sector.

Unit site production and delivery costs averaged $1.07 per pound of copper in first-quarter 2009, 27 percent lower than first-quarter 2008 of $1.47 per pound and 29 percent lower than the 2008 average of $1.51 per pound.  First-quarter 2009 unit net cash costs, after by-product credits, of $0.66 per pound were lower than the year-ago period primarily as a result of reduced operating rates following production curtailments at North America mining operations; higher copper ore grades at Grasberg; and decreases in energy and other commodity-based input costs.  Assuming average prices of $2.00 per pound for copper, $900 per ounce for gold and $8 per pound for molybdenum for the remainder of 2009, and using recent prices for commodity-based input costs, unit net cash costs would average approximately $0.70 per pound for the year.

North America Copper Mines.  FCX operates five open-pit copper mines in North America (Morenci, Sierrita, Bagdad and Safford in Arizona and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

	First Quarter
North America Copper Mining Operations	2009	2008

Copper (millions of recoverable pounds)
Production	289	327
Sales, excluding purchased metal	301	339
Average realized price per pound	$1.59	$3.50

Molybdenum (millions of recoverable pounds)[a]
Production	6	8

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion that begins on page 7.

Consolidated copper sales in North America totaled 301 million pounds in the first quarter of 2009, 11 percent lower than first-quarter 2008 sales primarily reflecting curtailed production rates, partly offset by higher production at the Safford copper mine.  Production commenced at Safford in December 2007 and was ramped up to design capacity during 2008 before FCX revised its operating plans to curtail production in fourth-quarter 2008.

In response to weak market conditions, during the fourth quarter of 2008 and in January 2009, FCX revised its operating plans at its North America copper mines, which included an approximate 50 percent reduction in the mining and crushed-leach rates at Morenci, an approximate 50 percent reduction in the mining and stacking rates at the newly commissioned Safford mine, an approximate 50 percent reduction in the mining rate at the Tyrone mine and a suspension of mining and milling activities at the Chino mine (with limited residual copper production from leach operations).

For the year 2009, FCX expects sales from North America copper mines to approximate 1.1 billion pounds of copper, compared with 1.4 billion pounds of copper for 2008.  By-product molybdenum production is expected to total 27 million pounds in 2009, compared with 30 million pounds in 2008.  Curtailed production in North America is estimated to result in approximately 400 million pounds less copper in 2009 than planned prior to the revisions.  Production in 2010 is currently expected to decline by approximately an additional 200 million pounds because of impacts of 2009 mining activities on 2010 leaching operations.  These plans continue to be reviewed and additional adjustments may be made in response to market conditions.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the North America copper mines:

	First Quarter
	2009	2008
Per pound of copper:
Site production and delivery, after adjustments	$1.32	$1.64
By-product credits, primarily molybdenum	(0.18)	(0.77)
Treatment charges	0.08	0.09
Unit net cash costs[a]	$1.22	$0.96

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

North America unit site production and delivery costs were lower in first-quarter 2009 as compared with first-quarter 2008 primarily because of lower operating rates and reduced input costs, primarily for energy.  These decreases were partly offset by draw downs of inventory with higher costs.  Molybdenum by-product credits were lower in first-quarter 2009 compared with first-quarter 2008 primarily because of lower molybdenum prices.

FCX’s five operating North America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  The Morenci mine, which comprises approximately 40 percent of North America production, had unit net cash costs of $1.18 per pound in the first quarter of 2009.  This compares with $1.46 per pound in first-quarter 2008 and $1.95 per pound in the second half of 2008.

Based on current operating plans and assuming achievement of current sales estimates, an average molybdenum price of $8 per pound for the remainder of 2009 and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.22 per pound of copper for 2009.  Unit net cash costs for 2009 would change by approximately $0.015 per pound for each $1 per pound change in the average price of molybdenum for the remainder of 2009.

South America Copper Mines.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper and molybdenum concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.

	First Quarter
South America Copper Mining Operations	2009	2008

Copper (millions of recoverable pounds)
Production	348	353
Sales	350	365
Average realized price per pound	$1.76	$3.78

Gold (thousands of recoverable ounces)
Production	23	26
Sales	23	27
Average realized price per ounce	$902	$936

Molybdenum (millions of recoverable pounds)[a]
Production	1	1

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion that begins on page 7.

South America copper sales of 350 million pounds of copper in the first quarter of 2009 were slightly lower than first-quarter 2008 sales of 365 million pounds, primarily reflecting the mining of lower ore grades at El Abra and Candelaria.

During the fourth quarter of 2008 and January 2009, FCX revised its operating plans at its South America copper mines in response to weak market conditions.  The revised operating plans for 2009 principally reflect the incorporation of reduced input costs; a significant reduction in capital spending plans, including a deferral of the planned incremental expansion at Cerro Verde and a delay in the sulfide project at El Abra; and reduced spending for discretionary items.  These items do not have a significant effect on estimated 2009 production volumes but impact planned 2010 production by approximately 100 million pounds.  In addition, FCX has temporarily curtailed the molybdenum circuit at Cerro Verde, which produced 3 million pounds of molybdenum in 2008.  These plans will continue to be reviewed and adjusted as market conditions warrant.

For 2009, FCX expects South America sales of 1.4 billion pounds of copper and 100 thousand ounces of gold, compared with 1.5 billion pounds of copper and 116 thousand ounces of gold for 2008.  Volumes in 2009 are lower than 2008 because of the impact of previously anticipated mining of lower ore grades at Candelaria.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the South America copper mines.

	First Quarter
	2009	2008
Per pound of copper:
Site production and delivery, after adjustments	$1.00	$1.08
By-product credits, primarily gold and molybdenum	(0.11)	(0.14)
Treatment charges	0.14	0.21
Unit net cash costs[a]	$1.03	$1.15

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

South America unit net cash costs for the first quarter of 2009 totaled $1.03 per pound, which were lower than first-quarter 2008 unit net cash costs of $1.15 per pound primarily because of lower site production and delivery costs resulting from lower operating costs reflecting impacts of revised operating plans and lower input costs, primarily for energy, partly offset by draw downs of inventory with higher costs.  Treatment charges were lower in the first quarter of 2009 compared with the first quarter of 2008 because of lower price participation resulting from lower copper prices.  These decreases in unit net cash costs were partially offset by lower by-product credits as a result of lower molybdenum prices.

FCX’s four South America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  During the first quarter of 2009, unit net cash costs were $0.97 per pound at Cerro Verde, which comprised approximately 50 percent of South America production.

Assuming achievement of current sales estimates and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including gold and molybdenum credits, for its South America copper mines would approximate $1.05 per pound of copper for 2009.  Estimated South America unit site production and delivery costs for 2009 reflect reduced input costs partly offset by the mining of lower ore grades in 2009 compared with 2008.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

	First Quarter
Indonesia Mining Operations	2009	2008

Copper (millions of recoverable pounds)
Production	404	200
Sales	369	207
Average realized price per pound	$1.80	$3.82

Gold (thousands of recoverable ounces)
Production	570	246
Sales	521	251
Average realized price per ounce	$904	$932

Indonesia copper and gold sales in the first quarter of 2009 were higher than in the first quarter of 2008 as a result of mining in a higher ore-grade section of the Grasberg open pit, as planned.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  After mining in a relatively low-grade section of the open pit in the first half of 2008, FCX is currently mining in a high-grade section which is expected to continue in 2009 and 2010.

FCX expects Indonesia sales of 1.3 billion pounds of copper and 2.2 million ounces of gold for the year 2009, compared with 1.1 billion pounds of copper and 1.2 million ounces of gold for 2008.

Unit Net Cash Costs.  The following table summarizes PT-FI’s unit net cash (credits) costs.

	First Quarter
	2009	2008
Per pound of copper:
Site production and delivery, after adjustments	$0.92	$1.86
Gold and silver credits	(1.34)	(1.23)
Treatment charges	0.20	0.33
Royalties	0.07	0.12
Unit net cash (credits) costs[a]	$(0.15)	$1.08

a.
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

PT-FI’s unit net cash (credits) costs, including gold and silver credits, averaged a net credit of $0.15 per pound for the first quarter of 2009, compared with a net cost of $1.08 per pound for the first quarter of 2008.  The lower unit net cash costs in 2009 primarily reflected higher copper and gold volumes.  PT-FI’s costs also benefited from lower input costs.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

Assuming achievement of current 2009 sales estimates, average gold prices of $900 per ounce for the remainder of 2009 and revised estimates for energy, currency exchange rates and other cost factors, FCX expects PT-FI’s average unit net cash costs per pound to approximate a net credit of $0.13 per pound for 2009.  Unit net cash costs for 2009 would change by approximately $0.06 per pound for each $50 per ounce change in the average price of gold for the remainder of 2009.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at the wholly owned Henderson underground mine in Colorado in addition to sales of by-product molybdenum from FCX’s North and South America copper mines.

	First Quarter
Molybdenum Mining Operations	2009	2008

Molybdenum (millions of recoverable pounds)
Production[a]	7	9
Sales, excluding purchased metal[b]	10	20
Average realized price per pound	$11.52	$31.67

a.	Amounts reflect production at Henderson.

b.	Includes sales of molybdenum produced as a by-product at the North and South America copper mines.

In the first quarter of 2009, consolidated molybdenum sales from the Henderson mine and by-product mines totaled 10 million pounds, 50 percent lower than the first quarter of 2008 primarily resulting from curtailed production in response to lower demand.  Molybdenum markets have been significantly affected by the downturn in economic conditions which began in the fourth quarter of 2008.  Demand for molybdenum outside China, principally for metallurgical uses, remains very weak.

In response to further weakness in market conditions, FCX is taking additional steps to adjust its molybdenum production.  Production at the Henderson primary molybdenum mine, which began operating at a reduced rate (reflecting an approximate 25 percent reduction in annual production) in the fourth quarter of 2008, is being reduced further.  The combined impact of these changes reflects an approximate 40 percent reduction in Henderson’s annual production, which totaled 40 million pounds in 2008.  In addition, FCX has made adjustments to its molybdenum production plans at certain by-product mines, including suspending molybdenum processing at the Cerro Verde mine in Peru which produced 3 million pounds of molybdenum in 2008.

For the year 2009, FCX expects molybdenum sales from its mines to approximate 50 million pounds, compared with its January 2009 estimate of 60 million pounds and 71 million pounds in 2008.  FCX continues to monitor market conditions and may make further adjustments to its molybdenum production and sales plans.  For 2009, approximately 85 percent of FCX’s molybdenum sales are expected to be priced at prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum as of April 20, 2009, was $7.83 per pound.

Unit Net Cash Costs.  Unit net cash costs at the Henderson molybdenum mine averaged $5.61 per pound of molybdenum for the first quarter of 2009 and $5.14 per pound for the first quarter of 2008.  First-quarter 2009 unit net cash costs were higher compared with the first quarter of 2008, primarily because of lower volumes.  Assuming achievement of current 2009 sales estimates, FCX estimates 2009 average unit net cash costs for its Henderson mine will approximate $6.00 per pound of molybdenum.

DEVELOPMENT AND EXPLORATION ACTIVITIES

Development Activities.  FCX has opportunities to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  In response to weak market conditions, FCX deferred most of its project development activities, including incremental expansions in North and South America, the Climax molybdenum mine and the El Abra sulfide project.  Current major development projects include the Tenke Fungurume project in the Democratic Republic of Congo (DRC) and underground development in the Grasberg minerals district, although FCX has reduced capital spending on these projects.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concession in the Katanga province of the DRC.  FCX is the operator of the project.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of this highly prospective district and expects its ore reserves to increase significantly over time.

Approximately $1.6 billion of the budgeted $1.75 billion in aggregate project costs have been incurred through March 31, 2009.  FCX is responsible for funding 70 percent of the project development costs and is also responsible for financing its partner’s share of certain project overruns on the initial project.

Significant progress on the construction of the project was achieved during the quarter, and the first copper cathode was produced in late March.  Construction activities are nearing completion and production is expected to ramp up over the balance of the year.  Annual production in the initial years is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt. The initial project is based on mining and processing ore reserves approximating 119 million metric tons with average ore grades of 2.6 percent copper and 0.35 percent cobalt.

The project has been designed and constructed in a world-class fashion, using modern technology and following international standards for environmental management, occupational safety and social responsibility. The facilities include impermeable lined tailing storage and waste-water treatment ponds, the first of their kind in the region. FCX is also making significant investments in infrastructure in the region that will have lasting benefits to the country, including upgrading the national road and the regional power generation and transmission systems.  FCX’s social and community development programs continue to expand, including development of local micro-enterprise businesses, agricultural capacity-building initiatives, malaria abatement programs, additional potable water wells, new medical facilities and several new schools. The project will continue to provide important benefits to the Congolese through employment and the provision of local services and to the DRC government through substantial tax, royalty and dividend payments.

FCX continues to engage in discussion with representatives of the DRC government regarding the ongoing contract review.  FCX believes its contracts are fair and equitable, comply with Congolese law and are enforceable without modifications.  FCX is continuing to work cooperatively with the DRC government to resolve these matters.  The review process has not affected the development schedule or production plans.

Indonesia.  PT-FI is developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.

Exploration Activities.  FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where it currently operates.  Drilling activities were significantly expanded in 2008 and were successful in providing significant reserve additions in 2008 and in identifying potential additional ore adjacent to existing ore bodies.  Results indicate opportunities for significant future potential reserve additions at Morenci, Sierrita and Bagdad in North America; Cerro Verde in South America and in the high potential Tenke Fungurume district.

Exploration spending will be lower in 2009, estimated to approximate $75 million, compared with $248 million in 2008.  FCX will focus on analyzing exploratory data gained through the active core drilling previously undertaken.

PROVISIONAL PRICING AND OTHER

For first-quarter 2009, approximately 57 percent of FCX’s mined copper was sold in concentrate, 23 percent as rod (principally from North America operations) and 20 percent as cathodes.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate sales and some of its cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date) primarily based on quoted London Metal Exchange (LME) prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At December 31, 2008, 508 million pounds of copper (net of noncontrolling interests) were provisionally priced at $1.39 per pound.  Adjustments to these prior period copper sales increased consolidated revenues by $128 million ($60 million to net income applicable to common stock or $0.15 per share) in the first quarter of 2009, compared with $263 million ($111 million to net income applicable to common stock or $0.25 per share) in the first quarter of 2008.

LME copper prices averaged $1.56 per pound during the first quarter of 2009, compared with FCX’s recorded average price of $1.72 per pound.  The applicable forward copper prices at the end of the first quarter of 2009 averaged $1.83 per pound.

Approximately 70 percent of FCX’s consolidated copper sales during the first quarter were provisionally priced at the time of shipment and are subject to final pricing over the remainder of 2009.  At March 31, 2009, FCX had copper sales of 407 million pounds of copper (net of noncontrolling interests) priced at an average of $1.83 per pound, subject to final pricing over the next several months.

In early April 2009, FCX entered into forward copper sales contracts to lock in prices of $1.86 per pound on PT Freeport Indonesia’s provisionally priced copper sales totaling 355 million pounds as of March 31, 2009, which are scheduled to final price from April 2009 through July 2009.  FCX may enter into future transactions to lock in pricing on provisionally priced sales from time to time to reduce short-term volatility in earnings and cash flows, but does not intend to change its long-standing policy of not hedging future copper production.

After taking into account the forward sales contracts on PT-FI’s provisionally priced copper sales, each $0.05 change in the price from the March 31, 2009, price for provisionally priced sales would have an approximate $4 million net effect on FCX’s 2009 net income applicable to common stock.  The LME closing settlement price for copper on April 21, 2009, was $2.00 per pound.

FCX defers recognizing profits on PT-FI’s and its South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur. Changes in these net deferrals resulted in reductions in FCX’s net income applicable to common stock totaling $62 million, $0.15 per share, in the first quarter of 2009, compared with an increase in net income applicable to common stock of $6 million, $0.01 per share, in the first quarter of 2008. At March 31, 2009, FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and noncontrolling interest sharing totaled $90 million.

CASH, DEBT AND EQUITY TRANSACTION

At March 31, 2009, FCX had consolidated cash of $644 million.  Net of noncontrolling interests’ share, taxes and other costs, cash available to parent company is $445 million as shown below (in millions):

March 31,
2009
Cash at domestic companies	$261 [a]
Cash from international operations	383
Total consolidated cash	644
Less: Noncontrolling interests’ share	(126)
Cash, net of noncontrolling interests’ share	518
Taxes and other costs if distributed	(73)
Net cash available to parent company	$445

a.	Includes cash at FCX’s parent and North America mining operations.

At March 31, 2009, FCX had $7.2 billion in debt.  FCX had no borrowings and $74 million of letters of credit issued under its revolving credit facilities, resulting in total availability of approximately $1.4 billion at March 31, 2009.  FCX may use its credit facility from time to time for working capital and short-term funding requirements.

FCX has no significant debt maturities in the near-term as indicated in the table below (in millions).  FCX may consider opportunities to prepay debt in advance of scheduled maturities.

2009	$83
2010	24
2011	133
Total 2009 - 2011	$240

In February 2009, FCX completed a public offering of 26.8 million shares of its common stock at an average price of $28.00 per share, which generated gross proceeds of $750 million (net proceeds of $740 million after fees and expenses).  As of March 31, 2009, FCX had 412 million common shares outstanding.  Assuming conversion of FCX’s 5½% Convertible Perpetual Preferred Stock and 6¾% Mandatory Convertible Preferred Stock prior to May 1, 2010, FCX would have approximately 469 million common shares outstanding; assuming the 6¾% Mandatory Convertible Preferred Stock automatically converts on May 1, 2010, FCX would have between 469 million and 477 million common shares outstanding (depending on the applicable market price of FCX’s common stock).

OUTLOOK

Projected sales volumes for 2009 approximate 3.9 billion pounds of copper, 2.3 million ounces of gold and 50 million pounds of molybdenum, including 955 million pounds of copper, 650 thousand ounces of gold and 11 million pounds of molybdenum in the second quarter of 2009.  The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2009 and assuming average prices of $2.00 per pound of copper, $900 per ounce of gold and $8.00 per pound of molybdenum for the remainder of 2009, FCX’s consolidated operating cash flows, net of an estimated $0.6 billion of working capital requirements, would approximate $2.5 billion in 2009.  Working capital requirements principally reflect the settlements with customers in first-quarter 2009 of prior period provisionally priced sales.  The impact on FCX’s operating cash flows over the balance of 2009 would approximate $240 million for each $0.10 per pound change for copper, $75 million for each $50 per ounce change for gold and $30 million for each $1 per pound change for molybdenum.  FCX’s capital expenditures are currently estimated to approximate $1.3 billion for 2009 and $1.0 billion for 2010.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX is committed to maintaining a strong balance sheet.

In late 2008, FCX suspended its share purchase program and common stock dividend in response to market conditions.  The Board will continue to review FCX’s financial policy on an ongoing basis.

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FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, and potential future dividend payments and open market purchases of FCX common stock.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VI, which is available on FCX’s web site, “www.fcx.com.”

A copy of this press release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about first-quarter 2009 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, May 15, 2009.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended March 31,
COPPER	Production				Sales
(millions of recoverable pounds)	2009		2008		2009		2008
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	113	[a]	146	[a]	124	[a]	160	[a]
Bagdad (100%)	55		52		53		53
Sierrita (100%)	41		41		42		41
Safford (100%)	47		22		41		13
Tyrone (100%)	21		15		20		15
Chino (100%)	8		44		17		49
Miami (100%)	4		5		4		5
Other (100%)	-		2		-		3
Total North America	289		327		301		339

South America
Cerro Verde (53.56%)	167		166		167		168
Candelaria/Ojos del Salado (80%)	96		100		96		103
El Abra (51%)	85		87		87		94
Total South America	348		353		350		365

Indonesia
Grasberg (90.64%)	404	[b]	200	[b]	369	[b]	207	[b]
Consolidated	1,041		880		1,020		911

Less noncontrolling participants’ share	176		158		174		164
Net	865		722		846		747

Consolidated sales from mines					1,020		911
Purchased copper					40		171
Total consolidated sales					1,060		1,082

Average realized price per pound					$1.72		$3.69

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	2		3		1		2
South America (80%)	23		26		23		27
Indonesia (90.64%)	570	[b]	246	[b]	521	[b]	251	[b]
Consolidated	595		275		545		280

Less noncontrolling participants’ share	58		28		53		29
Net	537		247		492		251

Consolidated sales from mines					545		280
Purchased gold					-	[c]	-	[c]
Total consolidated sales					545		280

Average realized price per ounce					$904		$933

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	7		9		N/A		N/A
By-product – North America (100%)	6	[a]	8	[a]	N/A		N/A
By-product – Cerro Verde (53.56%)	1		1		N/A		N/A
Consolidated	14		18		10		20

Less noncontrolling participants’ share	1		-	[c]	1		-	[c]
Net	13		18		9		20

Consolidated sales from mines					10		20
Purchased molybdenum					1		2
Total consolidated sales					11		22

Average realized price per pound					$11.52		$31.67

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Amount rounds to less than 1 million.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended
	March 31,
	2009	2008

100% North America Copper Mines Operating Data, Including Joint Venture Interest

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	669,200	1,134,900
Average copper ore grade (percent)	0.30	0.19
Copper production (millions of recoverable pounds)	222	217

Mill Operations
Ore milled (metric tons per day)	180,800	244,000
Average ore grades (percent):
Copper	0.35	0.39
Molybdenum	0.02	0.02
Copper recovery rate (percent)	85.2	81.2
Production (millions of recoverable pounds):
Copper	88	136
Molybdenum (by-product)	6	8

100% South America Copper Mines Operating Data

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	250,500	274,100
Average copper ore grade (percent)	0.45	0.39
Copper production (millions of recoverable pounds)	137	135

Mill Operations
Ore milled (metric tons per day)	182,400	170,700
Average ore grades (percent):
Copper	0.68	0.74
Molybdenum	0.02	0.02
Copper recovery rate (percent)	88.9	90.6
Production (millions of recoverable pounds):
Copper	211	218
Molybdenum	1	1

100% Indonesia Mining Operating Data, Including Joint Venture Interest

Ore milled (metric tons per day)	237,400	179,800

Average ore grades:
Copper (percent)	1.12	0.70
Gold (grams per metric ton)	1.13	0.61

Recovery rates (percent):
Copper	90.7	89.7
Gold	81.9	79.0

Production (recoverable):
Copper (millions of pounds)	456	214
Gold (thousands of ounces)	619	246

100% Molybdenum Operating Data

Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	15,200	25,000
Average molybdenum ore grade (percent)	0.25	0.22
Molybdenum production (millions of recoverable pounds)	7	9

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2009		2008
	(In Millions, Except Per Share Amounts)
Revenues	$2,602	[a]	$5,672 [a]
Cost of sales:
Production and delivery	1,562		2,721
Depreciation, depletion and amortization	232		418
Lower of cost or market inventory adjustments	19	[b]	1
Total cost of sales	1,813		3,140
Selling, general and administrative expenses	62	[c]	84 [c]
Exploration and research expenses	30		52
Restructuring and other charges	25	[d]	-
Total costs and expenses	1,930		3,276
Operating income	672		2,396
Interest expense, net	(131)		(165)
Losses on early extinguishment of debt	-		(6)
Other income and expense, net	(14)		2
Income before income taxes and equity in affiliated companies’
net earnings	527		2,227
Provision for income taxes	(331)		(729)
Equity in affiliated companies’ net earnings	11		7
Net income	207		1,505
Net income attributable to noncontrolling interests in subsidiaries	(104)		(319)
Preferred dividends	(60)		(64)
Net income applicable to common stock	$43		$1,122

Net income per share of common stock attributable to FCX common stockholders:
Basic	$0.11		$2.93
Diluted	$0.11	[e]	$2.64 [e]

Average common shares outstanding:
Basic	400		383
Diluted	401	[e]	449 [e]

Dividends declared per share of common stock	$-		$0.4375

a.	Includes positive adjustments to prior period copper sales totaling $128 million in first-quarter 2009 and $263 million in first-quarter 2008.
b.	Relates to molybdenum inventories.
c.	Includes a reduction of compensation expense attributable to prior year financial results totaling $33 million in first-quarter 2009 and $40 million in first-quarter 2008.
d.	Relates to contract cancellation costs and staff reductions primarily at the Morenci mine, partially offset by gains related to pension and postretirement special benefits and curtailments.
e.
To calculate diluted net income per share of common stock, first-quarter 2008 includes dividends totaling $15 million from assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock and $49 million from assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock. The assumed conversions result in the inclusion of 62 million common shares in first-quarter 2008. The quarterly dilution threshold for the 5 1/2% Convertible Perpetual Preferred Stock is $0.64 per share and for the 6 3/4% Mandatory Convertible Preferred Stock is $1.24 per share. These securities were not dilutive in first-quarter 2009.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2009	2008
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$644	$872
Trade accounts receivable	880	374
Other accounts receivable	830	838
Product inventories and materials and supplies, net	2,195	2,192
Mill and leach stockpiles	571	571
Prepaid expenses and other current assets	280	386
Total current assets	5,400	5,233
Property, plant, equipment and development costs, net	16,211	16,002
Long-term mill and leach stockpiles	1,147	1,145
Intangible assets, net	359	364
Trust assets	139	142
Other assets	452	467
Total assets	$23,708	$23,353

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,941	$2,766
Accrued income taxes	442	163
Current portion of reclamation and environmental liabilities	178	162
Current portion of long-term debt and short-term borrowings	87	67
Total current liabilities	2,648	3,158
Long-term debt, less current portion:
Senior notes	6,883	6,884
Project financing, equipment loans and other	257	250
Revolving credit facility	-	150
Total long-term debt, less current portion	7,140	7,284
Deferred income taxes	2,471	2,339
Reclamation and environmental liabilities, less current portion	1,967	1,951
Other liabilities	1,400	1,520
Total liabilities	15,626	16,252
Equity:
FCX stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	832	832
6¾% Mandatory Convertible Preferred Stock	2,875	2,875
Common stock	53	51
Capital in excess of par value	14,760	13,989
Accumulated deficit	(8,224)	(8,267)
Accumulated other comprehensive loss	(237)	(305)
Common stock held in treasury	(3,409)	(3,402)
Total FCX stockholders’ equity	6,650	5,773
Noncontrolling interests in subsidiaries	1,432	1,328
Total equity	8,082	7,101
Total liabilities and equity	$23,708	$23,353

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(In Millions)

Cash flow from operating activities:
Net income	$207	$1,505
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	232	418
Lower of cost or market inventory adjustments	19	1
Stock-based compensation	33	47
Charges for reclamation and environmental liabilities, including accretion	67	41
Losses on early extinguishment of debt	-	6
Deferred income taxes	73	(48)
Increase in long-term mill and leach stockpiles	(3)	(47)
Amortization of intangible assets/liabilities and other, net	33	48
(Increases) decreases in working capital:
Accounts receivable	(455)	(950)
Inventories	(35)	(81)
Prepaid expenses and other current assets	77	1
Accounts payable and accrued liabilities	(731)	(505)
Accrued income and other taxes	249	216
Settlement of reclamation and environmental liabilities	(24)	(37)
Net cash (used in) provided by operating activities	(258)	615

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(72)	(151)
South America copper mines	(74)	(63)
Indonesia	(55)	(115)
Africa	(251)	(143)
Other	(67)	(36)
Proceeds from the sale of assets and other, net	3	21
Net cash used in investing activities	(516)	(487)

Cash flow from financing activities:
Net proceeds from sale of common stock	740	-
Proceeds from debt	101	473
Repayments of revolving credit facility and other debt	(225)	(118)
Cash dividends paid:
Common stock	-	(169)
Preferred stock	(60)	(64)
Noncontrolling interests	-	(49)
Net payments for stock-based awards	(7)	(8)
Excess tax benefit from stock-based awards	-	12
Bank fees and other	(3)	-
Net cash provided by financing activities	546	77

Net (decrease) increase in cash and cash equivalents	(228)	205
Cash and cash equivalents at beginning of year	872	1,626
Cash and cash equivalents at end of period	$644	$1,831

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations. In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, lower of cost or market adjustments, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, excluding adjustments shown below	$480	$480	$59		$6		$545

Site production and delivery, before net noncash
and nonrecurring costs shown below	396	378	26		2		406
By-product credits[a]	(55)	-	-		-		-
Treatment charges	25	25	-		-		25
Net cash costs	366	403	26		2		431
Depreciation, depletion and amortization	71	69	1		1		71
Noncash and nonrecurring costs, net	46	45	1		-		46
Total costs	483	517	28		3		548
Revenue adjustments, primarily for hedging	69	69	-		-		69
Idle facility and other non-inventoriable costs	(38)	(38)	-		-		(38)
Gross profit (loss)	$28	$(6)	$31		$3		$28

Copper sales (in million pounds)	301	301
Molybdenum sales (in million pounds) [c]			6

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$1.59	$1.59	$9.71

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.32	1.26	4.28
By-product credits	(0.18)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	1.22	1.34	4.28
Depreciation, depletion and amortization	0.24	0.23	0.21
Noncash and nonrecurring costs, net	0.15	0.15	0.15
Total unit costs	1.61	1.72	4.64
Revenue adjustments, primarily for hedging	0.24	0.24	-
Idle facility and other non-inventoriable costs	(0.13)	(0.13)	-
Gross profit (loss) per pound	$0.09	$(0.02)	$5.07

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$545	$406	$71
Net noncash and nonrecurring costs per above	N/A	46	N/A
Treatment charges per above	N/A	25	N/A
Revenue adjustments, primarily for
hedging per above	69	N/A	N/A
Eliminations and other	4	76	4
North America copper mines	618	553	75
South America copper mines	702	367	65
Indonesia mining	1,122	350	65
Africa mining	-	16	3
Molybdenum	146	138 [d]	9
Rod & Refining	619	614	2
Atlantic Copper Smelting & Refining	292	293	8
Corporate, other & eliminations	(897)	(750)	5
As reported in FCX’s consolidated financial
statements	$2,602	$1,581 [d]	$232

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, excluding adjustments shown below	$1,179	$1,179	$256		$16		$1,451

Site production and delivery, before net noncash
and nonrecurring costs shown below	553	481	76		7		564
By-product credits[a]	(261)	-	-		-		-
Treatment charges	31	31	-		-		31
Net cash costs	323	512	76		7		595
Depreciation, depletion and amortization	180	159	19		2		180
Noncash and nonrecurring costs, net	30	29	1		-		30
Total costs	533	700	96		9		805
Revenue adjustments, primarily for hedging	42	42	-		-		42
Idle facility and other non-inventoriable costs	(13)	(13)	-		-		(13)
Gross profit	$675	$508	$160		$7		$675

Copper sales (in million pounds)	337	337
Molybdenum sales (in million pounds)[c]			8

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments shown below	$3.50	$3.50	$32.75

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.64	1.43	9.75
By-product credits	(0.77)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.96	1.52	9.75
Depreciation, depletion and amortization	0.53	0.47	2.47
Noncash and nonrecurring costs, net	0.09	0.09	0.11
Total unit costs	1.58	2.08	12.33
Revenue adjustments, primarily for hedging	0.13	0.13	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.02)
Gross profit per pound	$2.01	$1.51	$20.40

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,451	$564	$180
Net noncash and nonrecurring costs per above	N/A	30	N/A
Treatment charges per above	N/A	31	N/A
Revenue adjustments, primarily for
hedging per above	42	N/A	N/A
Eliminations and other	3	21	4
North America copper mines	1,496	646	184
South America copper mines	1,607	432	130
Indonesia mining	1,052	399	45
Africa mining	-	3	1
Molybdenum	719	460	39
Rod & Refining	1,688	1,676	2
Atlantic Copper Smelting & Refining	665	651	9
Corporate, other & eliminations	(1,555)	(1,545)	8
As reported in FCX’s consolidated financial statements	$5,672	$2,722 [d]	$418

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market inventory adjustments of $1 million.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, excluding adjustments shown below	$617	$617	$44		$661

Site production and delivery, before net noncash
and nonrecurring costs shown below	352	323	34		357
By-product credits	(39)	-	-		-
Treatment charges	48	48	-		48
Net cash costs	361	371	34		405
Depreciation, depletion and amortization	65	62	3		65
Noncash and nonrecurring costs, net	5	5	-		5
Total costs	431	438	37		475
Revenue adjustments, primarily for pricing
on prior period open sales	88	88	-		88
Other non-inventoriable costs	(9)	(8)	(1)		(9)
Gross profit	$265	$259	$6		$265

Copper sales (in million pounds)	350	350

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$1.76	$1.76

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.00	0.92
By-product credits	(0.11)	-
Treatment charges	0.14	0.14
Unit net cash costs	1.03	1.06
Depreciation, depletion and amortization	0.18	0.17
Noncash and nonrecurring costs, net	0.02	0.02
Total unit costs	1.23	1.25
Revenue adjustments, primarily for pricing
on prior period open sales	0.25	0.25
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$0.76	$0.74

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$661	$357	$65
Net noncash and nonrecurring costs per above	N/A	5	N/A
Less: Treatment charges per above	(48)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	88	N/A	N/A
Eliminations and other	1	5	-
South America copper mines	702	367	65
North America copper mines	618	553	75
Indonesia mining	1,122	350	65
Africa mining	-	16	3
Molybdenum	146	138 [b]	9
Rod & Refining	619	614	2
Atlantic Copper Smelting & Refining	292	293	8
Corporate, other & eliminations	(897)	(750)	5
As reported in FCX’s consolidated financial statements	$2,602	$1,581 [b]	$232

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, excluding adjustments shown below	$1,380	$1,380	$59		$1,439

Site production and delivery, before net noncash
and nonrecurring costs shown below	395	381	20		401
By-product credits	(53)	-	-		-
Treatment charges	76	76	-		76
Net cash costs	418	457	20		477
Depreciation, depletion and amortization	130	126	4		130
Noncash and nonrecurring costs, net	25	25	-		25
Total costs	573	608	24		632
Revenue adjustments, primarily for pricing
on prior period open sales	230	230	-		230
Other non-inventoriable costs	(9)	(8)	(1)		(9)
Gross profit	$1,028	$994	$34		$1,028

Copper sales (in million pounds)	365	365

Gross profit per pound of copper:

Revenues, excluding adjustments shown below	$3.78	$3.78

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.08	1.05
By-product credits	(0.14)	-
Treatment charges	0.21	0.21
Unit net cash costs	1.15	1.26
Depreciation, depletion and amortization	0.35	0.34
Noncash and nonrecurring costs, net	0.07	0.07
Total unit costs	1.57	1.67
Revenue adjustments, primarily for pricing
on prior period open sales	0.63	0.63
Other non-inventoriable costs	(0.02)	(0.01)
Gross profit per pound	$2.82	$2.73

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,439	$401	$130
Net noncash and nonrecurring costs per above	N/A	25	N/A
Less: Treatment charges per above	(76)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	230	N/A	N/A
Eliminations and other	14	6	-
South America copper mines	1,607	432	130
North America copper mines	1,496	646	184
Indonesia mining	1,052	399	45
Africa mining	-	3	1
Molybdenum	719	460	39
Rod & Refining	1,688	1,676	2
Atlantic Copper Smelting & Refining	665	651	9
Corporate, other & eliminations	(1,555)	(1,545)	8
As reported in FCX’s consolidated financial statements	$5,672	$2,722 [b]	$418

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes lower of cost or market inventory adjustments of $1 million.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$665	$665	$477	$17	$1,159

Site production and delivery, before net noncash
and nonrecurring costs shown below	339	195	140	4	339
Gold and silver credits	(494)	-	-	-	-
Treatment charges	75	43	31	1	75
Royalty on metals	25	14	10	1	25
Net cash (credits) costs	(55)	252	181	6	439
Depreciation and amortization	65	37	27	1	65
Noncash and nonrecurring costs, net	11	7	4	-	11
Total costs	21	296	212	7	515
Revenue adjustments, primarily for pricing on
prior period open sales	63	63	-	-	63
PT Smelting intercompany profit	(7)	(4)	(3)	-	(7)
Gross profit	$700	$428	$262	$10	$700

Sales
Copper (in million pounds)	369	369
Gold (in thousand ounces)			521
Silver (in thousand ounces)				1,314

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$1.80	$1.80	$904.18	$12.58

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.92	0.53	268.28	3.94
Gold and silver credits	(1.34)	-	-	-
Treatment charges	0.20	0.11	59.27	0.87
Royalty on metals	0.07	0.04	19.48	0.29
Unit net cash (credits) costs	(0.15)	0.68	347.03	5.10
Depreciation and amortization	0.18	0.10	51.27	0.75
Noncash and nonrecurring costs, net	0.03	0.02	8.69	0.13
Total unit costs	0.06	0.80	406.99	5.98
Revenue adjustments, primarily for pricing on
prior period open sales	0.17	0.17	11.85	0.88
PT Smelting intercompany profit	(0.01)	(0.01)	(5.46)	(0.08)
Gross profit per pound/ounce	$1.90	$1.16	$503.58	$7.40

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,159	$339	$65
Net noncash and nonrecurring costs per above	N/A	11	N/A
Less: Treatment charges per above	(75)	N/A	N/A
Royalty per above	(25)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	63	N/A	N/A
Indonesia mining	1,122	350	65
North America copper mines	618	553	75
South America copper mines	702	367	65
Africa mining	-	16	3
Molybdenum	146	138 [a]	9
Rod & Refining	619	614	2
Atlantic Copper Smelting & Refining	292	293	8
Corporate, other & eliminations	(897)	(750)	5
As reported in FCX’s consolidated
financial statements	$2,602	$1,581 [a]	$232

a. Includes lower of cost or market molybdenum inventory adjustments of $19 million.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments shown below	$802	$802	$241	$15	$1,058

Site production and delivery, before net noncash
and nonrecurring costs shown below	385	292	88	5	385
Gold and silver credits	(256)	-	-	-	-
Treatment charges	68	52	15	1	68
Royalty on metals	25	19	6	-	25
Net cash costs	222	363	109	6	478
Depreciation and amortization	45	34	10	1	45
Noncash and nonrecurring costs, net	14	11	3	-	14
Total costs	281	408	122	7	537
Revenue adjustments, primarily for pricing on
prior period open sales	87	87	-	-	87
PT Smelting intercompany profit	(5)	(3)	(2)	-	(5)
Gross profit	$603	$478	$117	$8	$603

Sales
Copper (in million pounds)	207	207
Gold (in thousand ounces)			251
Silver (in thousand ounces)				780

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments shown below	$3.82	$3.82	$931.71	$17.62

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.86	1.41	349.08	6.97
Gold and silver credits	(1.23)	-	-	-
Treatment charges	0.33	0.25	61.71	1.23
Royalty on metals	0.12	0.09	22.69	0.45
Unit net cash costs	1.08	1.75	433.48	8.65
Depreciation and amortization	0.22	0.17	40.82	0.82
Noncash and nonrecurring costs, net	0.07	0.05	12.76	0.25
Total unit costs	1.37	1.97	487.06	9.72
Revenue adjustments, primarily for pricing on
prior period open sales	0.48	0.48	27.32	1.53
PT Smelting intercompany profit	(0.02)	(0.02)	(4.27)	(0.09)
Gross profit per pound/ounce	$2.91	$2.31	$467.70	$9.34

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,058	$385	$45
Net noncash and nonrecurring costs per above	N/A	14	N/A
Less: Treatment charges per above	(68)	N/A	N/A
Royalty per above	(25)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	87	N/A	N/A
Indonesia mining	1,052	399	45
North America copper mines	1,496	646	184
South America copper mines	1,607	432	130
Africa mining	-	3	1
Molybdenum	719	460	39
Rod & Refining	1,688	1,676	2
Atlantic Copper Smelting & Refining	665	651	9
Corporate, other & eliminations	(1,555)	(1,545)	8
As reported in FCX’s consolidated
financial statements	$5,672	$2,722 [a]	$418

a. Includes lower of cost or market inventory adjustments of $1 million.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended
	March 31,
(In Millions)	2009	2008

Revenues	$70	$282

Site production and delivery, before net noncash
and nonrecurring costs shown below	37	49
Net cash costs	37	49
Depreciation, depletion and amortization	6	41
Noncash and nonrecurring costs, net	-	1
Total costs	43	91
Gross profit[a]	$27	$191

Molybdenum sales (in million pounds)	7	9

Gross profit per pound of molybdenum:

Revenues	$10.55	$29.45

Site production and delivery, before net noncash
and nonrecurring costs shown below	5.61	5.14
Unit net cash costs	5.61	5.14
Depreciation, depletion and amortization	0.93	4.26
Noncash and nonrecurring costs, net	0.03	0.06
Total unit costs	6.57	9.46
Gross profit per pound	$3.98	$19.99

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Three Months Ended March 31, 2009	Revenues	and Delivery		Amortization
Totals presented above	$70	$37		$6
Net noncash and nonrecurring costs per above	N/A	-		N/A
Henderson mine	70	37		6
Other molybdenum operations and eliminations[b]	76	101		3
Molybdenum	146	138	[c]	9
North America copper mines	618	553		75
South America copper mines	702	367		65
Indonesia mining	1,122	350		65
Africa mining	-	16		3
Rod & Refining	619	614		2
Atlantic Copper Smelting & Refining	292	293		8
Corporate, other & eliminations	(897)	(750)		5
As reported in FCX’s consolidated financial statements	$2,602	$1,581	[c]	$232

Three Months Ended March 31, 2008
Totals presented above	$282	$49		$41
Net noncash and nonrecurring costs per above	N/A	1		N/A
Henderson mine	282	50		41
Other molybdenum operations and eliminations[b]	437	410		(2)
Molybdenum	719	460		39
North America copper mines	1,496	646		184
South America copper mines	1,607	432		130
Indonesia mining	1,052	399		45
Africa mining	-	3		1
Rod & Refining	1,688	1,676		2
Atlantic Copper Smelting & Refining	665	651		9
Corporate, other & eliminations	(1,555)	(1,545)		8
As reported in FCX’s consolidated financial statements	$5,672	$2,722	[d]	$418

a. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.

b. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.
c. Includes lower of cost or market molybdenum inventory adjustments of $19 million in the 2009 quarter.
d. Includes lower of cost or market inventory adjustments of $1 million in the 2008 quarter.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s first-quarter 2009 income tax provision resulted from taxes on international operations ($330 million) and U.S. operations ($1 million). FCX’s effective tax rate for 2009 is expected to be highly sensitive to changes in commodity prices and the mix of income between U.S. and international operations. At certain commodity prices, FCX does not record a tax benefit for losses in the U.S., and those losses cannot be used to offset income generated from international operations. Taxes provided on income generated from FCX’s South America and Indonesia operations are recorded at the applicable statutory rates. As a result, FCX’s consolidated effective tax rate of 63 percent is substantially higher than the U.S. federal statutory rate of 35 percent.

FCX’s first-quarter 2008 income tax provision resulted from taxes on international operations ($579 million) and U.S. taxes ($150 million). The difference between FCX’s consolidated effective income tax rate of approximately 33 percent for first-quarter 2008 and the U.S. federal statutory rate of 35 percent primarily was attributable to a U.S. benefit for percentage depletion, partially offset by withholding taxes and incremental U.S. income tax accrued on foreign earnings.

A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for the three-month periods ended March 31, 2009 and 2008 follows (in millions, except percentages):

	Three Months Ended March 31,
	2009				2008
				Income Tax			Income Tax
	Income	Effective		Provision	Income	Effective	Provision
	(Loss)[a]	Tax Rate		(Benefit)	(Loss)[a]	Tax Rate	(Benefit)
U.S.	$(288)	-		$1	$778	19%	$150
South America	253	33%		84	1,024	33%	333
Indonesia	689	42%		288	570	42%	239
Africa	(2)	30%		(1)	-	30%	-
Eliminations and other	(125)	N/A		(41)	(145)	N/A	(3)
Annualized rate adjustment[b]	N/A	N/A		-	N/A	N/A	10
Consolidated FCX	$527	63%	[c]	$331	$2,227	33%	$729

a.	Represents income (loss) before income taxes and equity in affiliated companies’ net earnings.
b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.
c.
FCX’s estimated consolidated effective tax rate for 2009 will vary with commodity price changes and the mix of income from international and U.S. operations. Following is a summary of FCX’s estimated annual consolidated effective tax rate using projected sales volumes and based on various commodity price assumptions for the remainder of 2009. Quarterly effective tax rates may vary depending on the mix of income from the quarterly period:

			Estimated
Copper	Gold	Molybdenum	Effective
(per pound)	(per ounce)	(per pound)	Tax Rate
$1.50	$900	$8	72%
$2.00	$900	$8	48%
$2.50	$900	$8	42%

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

In third-quarter 2008, FCX revised its presentation of the operating divisions to better reflect management’s view of the consolidated FCX operations. For comparative purposes, FCX has revised the business segments disclosures for the three-month period ending March 31, 2008, to conform with the current period presentation.

FCX has organized its mining operations into five primary divisions – North America copper mines, South America copper mines, Indonesia mining, Africa mining and Molybdenum operations. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” FCX concluded that its operating segments include individual mines. Operating segments that meet SFAS No. 131 thresholds are reportable segments. In accordance with this guidance, beginning in first-quarter 2009, Sierrita is no longer a reportable segment. Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX currently has five operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford, and Tyrone. The North America mines division includes the Morenci copper mine as a reportable segment. Other North America copper mines include FCX’s other southwestern U.S. copper mines including mines on care-and-maintenance status. In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates as a by-product.

South America Copper Mines.  FCX has four operating copper mines in South America – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile. The South America copper mines division includes the Cerro Verde copper mine as a reportable segment. In addition to copper, the Cerro Verde mine produces molybdenum concentrates as a by-product. Other South America copper mines include FCX’s Chilean copper mines. In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver as by-products.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district. PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa. Africa mining includes the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.

Molybdenum. The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities. The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from the North and South America copper mines that produce molybdenum as a by-product.

Rod & Refining. The Rod & Refining segment consists of copper conversion facilities, including a refinery, three rod mills and a specialty copper products facility. This segment processes copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes. At times this segment refines copper and produces copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation. In addition, most exploration and research activities are managed at the corporate level, and those costs and some selling, general and administrative costs are not allocated to the operating division or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America Copper Mines			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended March 31, 2009	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$21	23	44	246	338	584	920	[a]	-	146	613	292	3	2,602
Intersegment	212	362	574	77	41	118	202		-	-	6	-	(900)	-
Production and delivery	190	363	553	149	218	367	350		16	119	614	293	(750)	1,562
Depreciation, depletion and amortization	36	39	75	35	30	65	65		3	9	2	8	5	232
Lower of cost or market inventory adjustments	-	-	-	-	-	-	-		-	19	-	-	-	19
Selling, general and administrative expenses	-	-	-	-	-	-	18		-	4	-	2	38	62
Exploration and research expenses	-	-	-	-	-	-	-		-	-	-	-	30	30
Restructuring and other charges[b]	24	(2)	22	-	6	6	-		-	(1)	(2)	-	-	25
Operating (loss) income	$(17)	(15)	(32)	139	125	264	689		(19)	(4)	5	(11)	(220)	672

Interest expense, net	$1	2	3	-	1	1	1		(24)	-	-	1	149	131
Provision for (benefit from) income taxes	$-	-	-	47	37	84	288		(1)	-	-	-	(40)	331
Total assets at March 31, 2009	$2,079	4,072	6,151	4,002	2,401	6,403	4,765		3,013	1,755	268	875	478	23,708
Capital expenditures	$29	43	72	37	37	74	55		251	44	3	6	14	519

Three Months Ended March 31, 2008
Revenues:
Unaffiliated customers	$134	111	245	612	861	1,473	887	[a]	-	719	1,680	665	3	5,672
Intersegment	464	787	1,251	117	17	134	165		-	-	8	-	(1,558)	-
Production and delivery	279	366	645	162	270	432	399		3	460	1,676	651	(1,545)	2,721
Depreciation, depletion and amortization	81	103	184	43	87	130	45		1	39	2	9	8	418
Lower of cost or market inventory adjustments	-	1	1	-	-	-	-		-	-	-	-	-	1
Selling, general and administrative expenses	-	-	-	-	-	-	37		-	6	-	8	33	84
Exploration and research expenses	-	-	-	-	-	-	-		-	-	-	-	52	52
Operating income (loss)	$238	428	666	524	521	1,045	571		(4)	214	10	(3)	(103)	2,396

Interest expense, net	$1	3	4	1	-	1	1		(9)	-	1	4	163	165
Provision for income taxes	$-	-	-	173	160	333	239		-	-	-	-	157	729
Goodwill at March 31, 2008	$1,912	2,299	4,211	763	366	1,129	-		2	703	-	-	3	6,048
Total assets at March 31, 2008	$6,960	11,922	18,882	5,463	4,834	10,297	3,932		1,666	4,179	604	994	1,274	41,828
Capital expenditures	$77	74	151	17	46	63	115		143	12	3	5	16	508

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $263 million in first-quarter 2009 and $464 million in first-quarter 2008.
b. The following table summarizes restructuring and other charges:

Restructuring charges	$23	4	27	-	6	6	-		-	1	-	-	-	34
Special retirement benefits and curtailments	1	(6)	(5)	-	-	-	-		-	(2)	(2)	-	-	(9)
Restructuring and other charges	$24	(2)	22	-	6	6	-		-	(1)	(2)	-	-	25

XVI